January 14, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Oxygen Biotherapeutics, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated January 14, 2009. We agree with the statements concerning our Firm in such Form 8-K.

/s/ Haskell & White LLP

HASKELL & WHITE LLP